FOR IMMEDIATE RELEASE:                CONTACT:
October 15, 2002                      Stan Speer
                                      Chief Financial Officer
                                     (310) 899-4700

       CADIZ ANNOUNCES AGREEMENT TO EXTEND SENIOR DEBT

     Santa Monica, CA - Cadiz Inc. (Nasdaq: CLCI) is pleased to announce the execution of an agreement which sets forth the terms of a three-year extension of the maturity date for its outstanding $35 million of senior secured loans with ING Capital LLC. Additionally, Cadiz entered into an agreement with the holders of the $12.5 million of Cadiz' preferred stock to extend the mandatory redemption date until July 2006.

     The ING agreement extends the current maturity date of January 31, 2003 for the loans to January 31, 2006. As part of the ING extension, Cadiz has agreed to issue to ING new warrants which will allow ING, for nominal consideration, to acquire approximately 10% of Cadiz' common stock on a fully-diluted basis. The agreement is subject to satisfaction of conditions, including annual renewals of Sun World's revolving credit facility and execution of definitive documentation. With respect to Cadiz' preferred stock, the conversion rates of the outstanding preferred shares were reduced to $5.25 per share as consideration for the extension of the redemption date.

     Cadiz is pleased with this demonstration of confidence and support of its senior lenders which will allow Cadiz to progress with the development of its water and agriculture resources. Cadiz will further update stockholders with its upcoming third quarter results release.

     Founded in 1983, Cadiz Inc. is a publicly held water resource management and agricultural firm. With its subsidiary, Sun World International, Inc., Cadiz is one of the largest vertically integrated agricultural companies in California. Cadiz also owns significant landholdings with substantial water resources throughout California. Further information on Cadiz can be obtained by visiting its corporate web site at www.cadizinc.com.

     This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the successful completion of its financing transactions. Although Cadiz believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz' forward-looking statements include the negotiation of final terms, satisfaction of conditions precedent and execution of definitive documentation related to the various financing transactions, Cadiz' further progress with its Groundwater Storage and Dry-Year Supply Program, and other factors and considerations detailed in Cadiz' Securities and Exchange Commission filings.

                             ###